Exhibit 5.1
[Kilpatrick Stockton LLP Letterhead]
October 24, 2006
Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102
               Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special counsel to (i) Reynolds American Inc., a North Carolina corporation (“RAI”) and (ii) R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (“RJR”), Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation, Lane, Limited, a New York corporation, R. J. Reynolds Tobacco Company, a North Carolina corporation, RJR Acquisition Corp., a Delaware corporation, R. J. Reynolds Tobacco Co., a Delaware corporation, GMB, Inc., a North Carolina corporation, FHS, Inc., a Delaware corporation, Conwood Holdings, Inc., a Delaware corporation, Conwood Company, LLC, a Delaware limited liability company, Conwood Sales Co., LLC, a Delaware limited liability company, Rosswil LLC, a Delaware limited liability company, RJR Packaging, LLC, a Delaware limited liability company, R. J. Reynolds Global Products, Inc., a Delaware corporation, and Scott Tobacco LLC, a Delaware limited liability company (the “Guarantors”), in connection with the preparation and filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the “Registration Statement”) relating to the public offering by RAI of up to (i) $63,551,000 aggregate principal amount of RAI’s 6.500% Senior Secured Notes due 2007, (ii) $14,269,000 aggregate principal amount of RAI’s 7.875% Senior Secured Notes due 2009, (iii) $735,000 aggregate principal amount of RAI’s 6.500% Senior Secured Notes due 2010, (iv) $82,073,000 aggregate principal amount of RAI’s 7.250 % Senior Secured Notes due 2012 and (v) $555,000 aggregate principal amount of RAI’s 7.300% Senior Secured Notes due 2015 (collectively, the “RAI Notes”) and the related guarantee thereof on a senior secured basis by each of the Guarantors (the “RAI Subsidiary Guarantees”). The RAI Notes will be issued pursuant to an indenture dated as of May 31, 2006, among RAI, as issuer, the Guarantors, as guarantors, and The Bank of New York, as trustee, as amended by a first supplemental indenture dated as of September 30, 2006 (as amended, the “2006 Indenture”). The RAI Subsidiary Guarantees are guarantees contained in the Indenture. The RAI Notes and RAI Subsidiary Guarantees are to be issued in exchange for a like principal amount of RJR’s currently outstanding 6.500% Notes due 2007, 7.875% Notes due 2009, 6.500% Secured Notes due 2010, 7.250% Notes due 2012 and 7.300% Secured Notes due 2015 (collectively, the “RJR Notes”).
     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by RAI and the Guarantors in connection with

Reynolds American Inc.
October 24, 2006

the authorization and issuance of the RAI Notes and the RAI Subsidiary Guarantees, respectively. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Guarantors and others.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto (other than RAI and the Guarantors) had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than RAI and the Guarantors) of such documents and the validity and binding effect thereof on such parties (other than RAI and the Guarantors).
     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law), the Delaware Limited Liability Company Act, the laws of the State of North Carolina and the laws of the State of New York. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
     In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the 2006 Indenture; (ii) the 2006 Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the 2006 Indenture, with all applicable laws and regulations; and (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the 2006 Indenture; and (v) the RAI Notes will be duly authenticated by the Trustee in the manner provided in the 2006 Indenture.
     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof:
     1. The RAI Notes have been authorized by all necessary corporate action of RAI and, when executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in exchange for the Outstanding Notes in the

Reynolds American Inc.
October 24, 2006

manner described in the Registration Statement, will be legal, valid and binding obligations of RAI, enforceable against RAI in accordance with their terms.
     2. The RAI Guarantee of each Guarantor has been authorized by all necessary corporate action of such Guarantor and, when the RAI Notes are executed by RAI and authenticated by the Trustee in accordance with the provisions of the 2006 Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantee of each Guarantor will be the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.
     For purposes of the opinion expressed in paragraph 2 above, we have relied upon the opinion of counsel for Santa Fe Natural Tobacco Company, Inc., a copy of which has been filed as Exhibit 5.2 to the Registration Statement, with respect to matters governed by the laws of the State of New Mexico.
     Our opinions set forth above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally and (ii) general principles of equity (whether applied in a proceeding at law or in equity) including, without limitation, standards of materiality, good faith fair dealing and reasonableness in the interpretation and enforcement of contracts and the discretion of the court before which any proceeding may be brought, and the application of such principles to limit the availability of equitable remedies such as specific performance.
     This opinion has been prepared for your use in connection with the Registration Statement and may not be relied upon for any other purpose. This opinion speaks as of the date hereof. We assume no obligation to advise you of any change in the foregoing subsequent to the effectiveness of the Registration Statement even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.
     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,
/s/ Kilpatrick Stockton LLP